As filed with the Securities and Exchange Commission on April 11, 2014

Registration Statement No. 333-193479

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Prestige Cruises International, Inc.

(Exact name of registrant as specified in its charter)

Republic of Panama	4400	98-0622952
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8300 NW 33rd Street, Suite 100

Miami, Florida 33122

(305) 514-2300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jill Guidicy

General Counsel

Prestige Cruises International, Inc.

8300 NW 33rd Street, Suite 100 Miami, Florida 33122

Phone: (305) 514-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Tracey A. Zaccone, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Common stock, par value $.01 per share	$250,000,000	$32,200*

(1)	Includes shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purposes of computing the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.
*	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to this registration statement is being filed solely to file Exhibits 10.15 and 10.16 herewith.

Part II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the common stock registered hereby:

SEC registration fee		$32,200
FINRA filing fee		*
Exchange listing fees		*
Printing and engraving expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

According to our Articles of Incorporation, to the fullest extent permitted by the applicable laws of the Republic of Panama, a director of our company shall not be personally liable to us or our subsidiaries for monetary damages or breach of a fiduciary duty as a director. We shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he or she or his or her testator or intestate is or was a director of us or any of our subsidiaries, or serves or served at any other enterprise as director at our request, or acted at the direction of any such director against all expense, liability and loss actually and reasonably incurred or suffered by such person in connection therewith. We may enter into indemnity agreements with any director, officer, employee or agent of our company providing indemnification to the full extent permitted by the law and to purchase insurance for the benefit of the directors.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of our transactions since December 15, 2010 involving sales of our securities that were not registered under the Securities Act.

On January 31, 2013, we granted Mark S. Conroy, the former President of Regent, an option to purchase 100,000 shares of common stock under our 2008 Stock Option Plan at a price per share of the greater of $8.85 or Fair Market Value (as defined in the 2008 Stock Option Plan), in connection with his entry into a Separation Agreement and an Independent Contractor Agreement.

The sale and issuance of securities described in paragraph 1 above was made in reliance on Section 4(2) of the Securities Act in transactions by an issuer not involving a public offering where the purchasers were accredited investors within the meaning of Rule 501(a) under the Securities Act or were otherwise sophisticated, where the securities contained appropriate legends and transfer restrictions reflecting an intention not to purchase the securities with a view to any distribution, and where the purchasers received or had access to adequate information about us. The sale and issuance of securities described in paragraph 2 was made in reliance on Rule 701 promulgated under the Securities Act in that such securities were offered and sold pursuant to a written compensatory benefit plan.

Item 16. Exhibits

(a)	See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b)	Financial Statement Schedules:

Schedules for the years ended December 31, 2013, 2012 and 2011 are as follows:

Schedule I—Condensed Financial Information of Parent Company

Schedule II—Valuation and Qualifying Accounts

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on April 11, 2014.

Prestige Cruises International, Inc.

By:	/s/ Jason M. Montague
Name: Jason M. Montague Title: Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jason M. Montague his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the following capacities on March 24, 2014.

/s/ Frank J. Del Rio Frank J. Del Rio
Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ Jason M. Montague Jason M. Montague
Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Adam M. Aron Adam M. Aron Director

/s/ Kevin E. Crowe Kevin E. Crowe Director

/s/ Russell W. Galbut Russell W. Galbut Director

/s/ Daniel M. Holtz Daniel M. Holtz Director

/s/ Steve Martinez Steve Martinez Director

/s/ Eric L. Press Eric L. Press Director

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1*	Form of Amended and Restated Certificate of Incorporation of Prestige Cruises International, Inc.

3.2*	Form of Amended and Restated Bylaws of Prestige Cruises International, Inc.

4.1*	Form of Specimen Common Stock Certificate of Prestige Cruises, International, Inc.

5.1*	Legal Opinion of Arias, Fabrega & Fabrega.

10.1*	Amended and Restated Stockholders’ Agreement, dated May 18, 2009.

10.2**	2008 Stock Option Plan of Prestige Cruises International, Inc. (Incorporated by reference to the exhibit to Seven Seas Cruises S. DE R.L.’s Registration Statement on Form S-4/A filed March 1, 2012).

10.3**	Form Incentive Stock Option Agreement of Prestige Cruises International, Inc. (Incorporated by reference to the exhibit to Seven Seas Cruises S. DE R.L.’s Registration Statement on Form S-4/A filed March 1, 2012).

10.4**	Employment Agreement, dated March 22, 2013, between Prestige Cruises International, Inc. and Frank J. Del Rio (Incorporated by reference to the exhibit to Seven Seas Cruises S. DE R.L.’s Quarterly Report on Form 10-Q filed May 10, 2013).

10.5**	Employment Agreement, dated January 1, 2013, between Prestige Cruises Services, LLC and Jason M. Montague (Incorporated by reference to the exhibit to Seven Seas Cruises S. DE R.L,’s Annual Report on Form 10-K filed March 11, 2014).

10.6**	Employment Agreement, dated January 1, 2013, between Prestige Cruises Services, LLC and Robert J. Binder (Incorporated by reference to the exhibit to Seven Seas Cruises S. DE R.L,’s Annual Report on Form 10-K filed March 11, 2014).

10.7**	Employment Agreement, dated June 17, 2011, between Prestige Cruise Holdings, Inc., Oceania Cruises, Inc. and Kunal S. Kamlani (Incorporated by reference to the exhibit to Seven Seas Cruises S. DE R.L.’s Registration Statement on Form S-4/A filed March 1, 2012).

10.8*	Employment Agreement, dated January 1, 2012, between Prestige Cruises Services, LLC and T. Robin Lindsay.

10.9**	Credit Agreement, dated as of August 21, 2012, among Classic Cruises, LLC and Classic Cruises II, LLC, Seven Seas Cruises S. DE R.L. and SSC Finance Corp., as Borrowers, the lenders party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and as Collateral Agent, Barclays Bank PLC, as Syndication Agent, Crédit Agricole Corporate and Investment Bank, as Co-Manager, Deutsche Bank Securities Inc., Barclays Bank PLC, HSBC Securities (USA) Inc. and J.P. Morgan Securities, LLC, as Joint Bookrunners, and Deutsche Bank Securities Inc. and Barclays Bank PLC, as Co-Lead Arrangers (Incorporated by reference to the exhibit to Seven Seas Cruises S. DE R.L.’s Quarterly Report on Form 10-Q filed November 8, 2012).

10.10**	Amendment No. 1 to Credit Agreement, dated as of February 1, 2013, among Classic Cruises, LLC and Classic Cruises II, LLC, Seven Seas Cruises S. DE R.L. and SSC Finance Corp., as Borrowers and Deutsche Bank Securities AG, New York Branch, as the Administrative Agent, Collateral Agent and Term B-1 Lender to the Credit Agreement, dated as of August 21, 2012 (Incorporated by reference to the exhibit to Seven Seas Cruises S. DE R.L.’s Annual Report on Form 10-K filed March 8, 2013).

Exhibit Number	Description

10.11*	Credit Agreement, dated as of July 2, 2013, among Oceania Cruises, Inc. and OCI Finance Corp., as Borrowers, the lenders party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent, Collateral Agent and as Mortgage Trustee, Barclays Bank plc and UBS Securities LLC, as Co-Syndication Agents, HSBC Securities (USA) Inc. and Crédit Agricole Corporate and Investment Bank, as Co-Documentation Agents, Deutsche Bank Securities Inc., Barclays Bank plc, UBS Securities LLC, HSBC Securities (USA) Inc. and Crédit Agricole Corporate and Investment Bank, as Joint Bookrunners, and Deutsche Bank Securities Inc., Barclays Bank plc and UBS Securities LLC, as Joint Lead Arrangers.

10.12**	Indenture, dated as of May 19, 2011, among Seven Seas Cruises S. DE R.L., as Issuer, Celtic Pacific (UK) Two Limited, Supplystill Limited, Regent Seven Seas Cruises UK Limited, Celtic Pacific (UK) Limited, SSC (France) LLC and Mariner, LLC, as Subsidiary Guarantors and Wilmington Trust FSB, as Trustee and Collateral Agent (Incorporated by reference to the exhibit to Seven Seas Cruises S. DE R.L.’s Registration Statement on Form S-4 filed November 30, 2011).

10.13†***	Loan Agreement, dated July 18, 2008, among Marina New Build, LLC, as Borrower, the banks and financial institutions listed in Schedule 1 as Lenders, Calyon and Société Générale, as Mandated Lead Arrangers and Calyon, as Agent and SACE Agent.

10.14†***	Loan Agreement, dated July 18, 2008, among Riviera New Build, LLC, as Borrower, the banks and financial institutions listed in Schedule 1 as Lenders, Calyon and Société Générale, as Mandated Lead Arrangers and Calyon, as Agent and SACE Agent.

10.15†	Loan Agreement, dated July 31, 2013, among Explorer New Build, LLC, the banks and financial institutions listed in Schedule 1 as Lenders, Crédit Agricole Corporate and Investment Bank, Société Générale, HSBC Bank plc and KFW IPEX-Bank GmbH, as Joint Mandated Lead Arrangers and Crédit Agricole Corporate and Investment Bank, as Agent, SACE Agent and Security Trustee.

10.16†	Shipbuilding Contract, dated June 5, 2013, between Fincantieri Cantieri Navali Italiani SpA and Explorer New Build, LLC.

10.17***	Amended and Restated Regent Trademark License Agreement, dated February 21, 2011, by and between Regent Hospitality Worldwide, LLC and Seven Seas Cruises, S. DE R.L.

10.18***	Guarantee relating to a Loan Agreement dated July 18, 2008 in respect of the Marina, dated July 18, 2008, dated July 18, 2008, among Oceania Cruises Inc., as Guarantor, the lenders party thereto, Calyon and Société Générale, as Mandated Lead Arrangers and Calyon, as Agent.

10.19***	Guarantee relating to a Loan Agreement dated July 18, 2008 in respect of the Marina, dated July 18, 2008, among Prestige Cruise Holdings Inc., as Guarantor, the lenders party thereto, Calyon and Société Générale, as Mandated Lead Arrangers and Calyon, as Agent.

10.20***	Guarantee relating to a Loan Agreement dated July 18, 2008 in respect of the Riviera, dated July 18, 2008, among Oceania Cruises Inc., as Guarantor, the lenders party thereto, Calyon and Société Générale, as Mandated Lead Arrangers and Calyon, as Agent.

10.21***	Guarantee relating to a Loan Agreement dated July 18, 2008 in respect of the Riviera, dated July 18, 2008, among Prestige Cruise Holdings Inc., as Guarantor, the lenders party thereto, Calyon and Société Générale, as Mandated Lead Arrangers and Calyon, as Agent.

10.22***	Guarantee relating to a Loan Agreement dated July 31, 2013 in respect of the Seven Seas Explorer, dated July 31, 2013, among Seven Seas Cruises S. DE R.L., as Guarantor, and Crédit Agricole Corporate and Investment Bank, as Security Trustee.

Exhibit Number	Description

10.23***	Guarantee relating to a Loan Agreement dated July 31, 2013 in respect of the Seven Seas Explorer, dated July 31, 2013, among Prestige Cruise Holdings Inc., as Guarantor, and Crédit Agricole Corporate and Investment Bank, as Security Trustee.

10.24***	2008 Form of Stock Options Agreement of Prestige Cruises International, Inc.

10.25***	2008 Form of Stock Options Agreement of Prestige Cruises International, Inc.

10.26***	2008 Form of Stock Options Agreement of Prestige Cruises International, Inc.

21.1***	Subsidiaries of Prestige Cruises International, Inc.

23.1***	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Arias, Fabrega & Fabrega (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page herein).

*	To be filed by amendment
**	Incorporated by reference.
***	Previously filed.
†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this Registration Statement and have been filed separately with the Securities and Exchange Commission.